
Your proxy vote is important.
You can vote online, by phone or by mailing the enclosed voting form.
Visit proxyvote.com to learn more.
MGE ENERGY®
YOUR VOTE COUNTS
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YOUR VOTE COUNTS

We recently mailed you information about our Annual Meeting of Shareholders to be held May 15, 2018, and have not yet received your proxy vote. While your vote and this communication may have crossed in the mail, we want to be certain we have your vote for this meeting.

Please vote promptly. You may vote by visiting proxyvote.com, by telephone or by returning the enclosed proxy card. We have included instructions in this mailing.

Watch our Video

Visit proxyvote.com to watch a brief video with Jeff Keebler, President and CEO of MGE Energy and Madison Gas and Electric. Learn about our new initiatives and projects, and how we will reach our goals for a cleaner, smarter, more sustainable energy future.

MGE ENERGY®